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                                        January 28, 1997

Mr. Melvyn Reznick
President and Chief Executive Officer
Incomnet, Inc.
21031 Ventura Boulevard
Woodland Hills, CA  91364

Dear Mr. Reznick:

     The following sets forth certain agreements reached between Incomnet, Inc. ("ICNT") and National Telephone & Communications, Inc. ("NTC"), subject only to the approvals of the Board of Directors of ICNT and of NTC in the forms attached hereto as Exhibits 1 and 2. When approved by the Boards of both Companies, this Letter Agreement shall supersede and replace the Letter Agreements dated October 14, 1996 and February 6, 1996 regarding NTC becoming a public company.

     All share numbers referred to herein are predicated upon NTC having ten
(10) million shares of common stock issued and outstanding. Prior to NTC becoming a public company, NTC will reincorporate itself in the State of Delaware. In connection with this reincorporation, the total issued and outstanding shares of NTC common stock, $.01 par value per share (the "Common Stock"), will be reduced to 10,000,000 shares, all of which will be owned by ICNT. ICNT will transfer to NTC for cancellation all of its current shares of NTC common stock, $.001 par value per share, in exchange for a new certificate(s) representing 10,000,000 shares of Common Stock.

     All revenue and profit numbers used herein shall be as defined by the NTC Board and are subject to confirmation by NTC's independent accounting firm. All public financial statements will be prepared in accordance with generally accepted accounting principles.

I.   ICNT SPIN-OFF

     A. ICNT will spin-off to its shareholders one (1) million shares of NTC Common Stock owned by ICNT (the "Spin-Off") as soon as practicable pursuant to a "no-action" letter from the U.S. Securities and Exchange Commission or in such other manner as may be necessary to expeditiously achieve such a spin-off. ICNT promptly will request the no-action letter from the SEC and will work diligently to complete the spin-off during 1997. ICNT shall not be deemed in default of this provision if, through no fault of ICNT, the spin-off is not completed during 1997 but is completed within a reasonable time thereafter.

     B. Fractional shares of NTC Common Stock will not be distributed. Such fractional shares will be aggregated and sold in the public market by the Distribution Agent and the


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Mr. Melvyn Reznick
January 28, 1997
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aggregate net cash proceeds will be distributed ratably to those stockholders entitled to fractional interests.


II.  NTC PUBLIC OFFERING

     As soon as practicable after it has obtained a commitment for a firm commitment underwriting by a reputable regional or national investment banking firm or firms, NTC will sell up to twenty (20) percent of its shares (after taking into account the public offering) in a public offering (the "Public Offering"). The actual number of shares sold will be determined by the underwriter and NTC. ICNT will be permitted to sell shares in the offering provided the underwriter agrees to such inclusion. Further, if the underwriter requires, ICNT will sell shares representing up to an additional ten (10) percent (1.25 Million Shares) of NTC's outstanding shares (after taking into account the public offering), in addition to the twenty (20) percent block to be sold by NTC. NTC will work diligently to complete this public offering prior to December 31, 1997, and presently expects the offering to occur during the third quarter of 1997.

III. DISTRIBUTION AND SALE LIMITATIONS

     A. Notwithstanding any other provision of this Letter Agreement, without NTC's prior written consent:

                1. ICNT will not spin-off, sell, pledge, hypothecate or otherwise dispose of more than twenty (20) percent of NTC's then issued and outstanding shares prior to the earlier of January 1, 1998 or the date of NTC's Public Offering under
                    Section II.

                2. ICNT will not spin-off, sell, pledge, hypothecate or otherwise dispose of more than ten (10) percent of NTC's then issued and outstanding shares to any single person or entity, or affiliated persons or entities, or persons or entities controlling, controlled by or under common control with any such person or entity, and ICNT will, upon no less than thirty (30) days written notice, provide NTC first right of refusal to acquire any such shares that ICNT proposes to sell in excess of five (5) percent on the same terms and conditions proposed for such sale by ICNT.

                    At such time as ICNT intends to sell more than five (5) percent of NTC's then issued and outstanding shares to any single person or entity, or affiliated persons or entities, or persons controlling, controlled by or under common control with any such person or entity, ICNT shall provide written notice ("Notice") to the President of


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Mr. Melvyn Reznick
January 28, 1997
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                    NTC notifying and disclosing to NTC the identity of the
                    proposed purchaser

                    or purchasers and the terms and conditions of the proposed sale. NTC shall have ten (10) days after receipt of such written Notice to notify ICNT in writing that it elects to purchase the shares being offered for sale by ICNT. If NTC does not provide written notice within such ten (10) day period to ICNT of its election to purchase such shares on the same terms and conditions, NTC shall be deemed to have elected not to exercise its right of first refusal to purchase such shares. ICNT shall then have the right to proceed with the sale to the person and on the terms and conditions included in its Notice to NTC. If NTC provides written notice to ICNT that it has elected to purchase the shares proposed for sale in the Notice, NTC shall have thirty (30) days after providing such notice to purchase such shares on the same terms and conditions as set forth in the Notice. If NTC does not pay the purchase price within the thirty (30) day period, ICNT shall be entitled to proceed with the sale of the shares to the person or persons and on the terms and conditions set forth in its Notice to NTC.

          B. Subsequent to the Public Offering under Section II, ICNT will not sell, pledge, hypothecate or otherwise dispose of more than one
               (1) million shares of NTC stock in 1997 and one (1) million shares in 1998, respectively, without the express written permission of NTC. Further, through December 31, 1998, ICNT will coordinate with NTC and NTC will coordinate with ICNT (but neither shall require the approval of the other) with respect to any sales, issuance or other disposition of NTC stock in excess of five (5) percent of NTC's then issued and outstanding shares, other than provided for in Sections I, II and IV of this Letter Agreement, so as to assure the maintenance of an orderly market and to minimize market disruptions with respect to the trading of NTC stock.



IV.  OPTION PLANS

     NTC will create four separate plans, including three stock option plans and one convertible debt plan (collectively, the "Plans"). Except as noted below, the exercise price of all options issued under the option plans will be not less than the fair-market value of NTC shares as of the date of grant, and the grant price of a convertible debt unit under the convertible debt plan will be not less than the fair market value of a share of Common Stock on the date of grant. To the extent feasible, options will be issued pursuant to qualified incentive option plans. (If


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Mr. Melvyn Reznick
January 28, 1997
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necessary to qualify for favorable tax treatment, additional plans may be created; all such plans will be consistent with the requirements set forth herein). Shares issuable pursuant to the Plans will be registered under the Securities Act of 1933, as amended (the "Securities Act") no later than the time of NTC's Public Offering under Section II hereof. All terms and conditions of the Plans not summarized below will be determined by NTC's Board of Directors. Upon the creation of such Plans and the issuance of options and convertible debt units thereunder to Jacobs and Ballah, Jacobs will waive the right to the remaining outstanding unexercised warrants and options under Jacobs' employment agreement dated December 28, 1994.

          1.   KEY INDEPENDENT REPRESENTATIVE PLAN

          Up to 2,884,615 shares will be reserved for issuance under this plan. Beneficiaries will be key independent representatives of NTC who are Corporate Team Members. Options to purchase 961,538 shares of Common Stock will be granted to key independent respresentatives who are Corporate Team members. Options to purchase 480,769 of such shares will vest on June 30, 1998, subject to acceleration if the Public Offering pursuant to Section II occurs prior to January 1, 1998. Options to purchase 480,769 of such shares will vest on June 30, 1999. Of the remaining 1,923,077 shares reserved for issuance under this plan, the number of reserved shares set forth in the following table may be issued under this plan to key independent representatives after each of June 30, 1997, December 31, 1997, June 30, 1998 and December 31, 1998 if NTC's gross revenues for the three month period ending on each of such dates exceed NTC's gross revenues for the three-month periods ending December 31, 1996, June 30, 1997, and December 31, 1997, respectively, by the percentage amounts set forth in the following table:



Gross Revenues for Three Month
Period Exceed Gross Revenues for
Preceding Period By:                    Number of Shares to be Issued
--------------------                    -----------------------------

               30%                                125,000
               40%                                250,000
               50%                                500,000



These options vest in four, equal annual installments on each anniversary of the option grant date.


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Mr. Melvyn Reznick
January 28, 1997
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          2.   1996 SENIOR EXECUTIVE AND CONSULTANT CONVERTIBLE DEBT PLAN

          Up to 3,269,231 shares will be reserved for issuance upon conversion of convertible debt units granted under this plan. Beneficiaries will be Ed Jacobs ("Jacobs"), Jerry Ballah ("Ballah") and Chris Mancuso ("Mancuso"), or their affiliated entities through which consulting services are provided to NTC and certain other senior executives and consultants. Jacobs and Ballah collectively will receive convertible debt units which may be converted into 3,069,231 shares of Common Stock, to be allocated between them as determined by the NTC Board of Directors.

          Mancuso will receive convertible debt units which may be converted into 100,000 shares of Common Stock. Mancuso is also eligible to receive additional convertible debt units which may be converted into 100,000 shares of Common Stock upon satisfaction of incentive conditions to be determined by NTC's Board of Directors. Any Mancuso convertible debt units that do not vest may be distributed to other beneficiaries of this plan in amounts determined by the NTC Board of Directors.

          An additional 576,924 shares will be reserved for issuance upon conversion of convertible debt units granted under this plan in equal amounts to Jacobs and Ballah. These convertible debt units will be issued to Jacobs and Ballah but will vest on January 31, 2002. Vesting will accelerate in the following amounts if NTC achieves revenues which exceed the following amounts for any calendar quarter ending prior to January 1, 2000.


     QUARTERLY REVENUES       NUMBER OF SHARES VESTING
     ------------------       ------------------------

       $  100 million                 192,308
       $  125 million                 192,308
       $  180 million                 192,308

          3.   1996 STOCK OPTION PLAN

          Up to 2,523,077 shares will be reserved for issuance under this plan. Beneficiaries will be current and future NTC executives, employees and consultants. Options representing one-third of the reserved shares will be subject only to a time-in-service vesting requirement, but in no event will such options vest prior to January 1, 1998. Options representing the remainder of the reserved shares will vest in four, equal annual installments on each anniversary of the


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Mr. Melvyn Reznick
January 28, 1997
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option grant date, subject to the acceleration of vesting in the event that NTC achieves certain income targets in 1997.

          No more than 480,770 shares issuable pursuant to options granted under this plan may be issued to persons eligible to receive convertible debt units under the Senior Executive and Consultant Convertible Debt Plan.

          4.   DIRECTORS STOCK OPTION PLAN.

          Up to 300,000 shares will be reserved for issuance under this plan to members of NTC's Board of Directors. Each Director will receive an option to purchase 25,000 shares which will vest in four, equal annual installments on each anniversary of the option grant date.

V.   NTC CONTROL

     NTC's day to day operations will continue to be controlled by its Chairman, under the direction of its Board of Directors, subject to the following:

               1. Four Independent Directors are to be selected at the time of or in preparation for the Public Offering under Section II to serve together with the current directors, including any replacements thereof pursuant to Paragraph 5. below. These independent directors initially will be selected from two nominees of ICNT and two of the NTC Board of Directors. All such candidates must be people of high stature who have been unaffiliated with ICNT, its officers and directors or with NTC and its officers and directors for a period of ten years prior to their nomination to the Board of Directors of NTC. To the extent feasible, the Independent Directors shall consist of a former State Attorney General , a former Commissioner or high ranking staff member of the Federal Communications Commission or Federal Trade Commission, a former Board member or high ranking executive of a major telephone or cable (or related) company and a person with investment banking or comparable experience. After the four Independent Directors are added to the Board, the Board will select the management slate of directors.

               2. After the four Independent Directors referenced in Paragraph 1 are added to the NTC Board, no officer or director of ICNT shall serve as a director of NTC.


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January 28, 1997
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               3.   After the four Independent Directors referenced in Paragraph
                    1 are added to the NTC Board, Independent Directors will constitute the Audit and Compensation committees.

               4. After the four Independent Directors referenced in Paragraph 1 are added to the NTC Board, all related party transactions will be required to be approved by one of the committees described in Paragraph 3 above, including, but not limited to, salary and bonuses, loans to officers or directors, and employment agreements.

               5. Until the four Independent Directors referenced in Paragraph 1 are added to the NTC Board, the NTC Board of Directors will remain as currently constituted (the "Current Board"), except that a key independent representative and an experienced current or former CEO of a financial rating company may be added to the Board, and except for matters previously approved by the NTC Board, unanimous Board of Directors approval will be required for (i) related party transactions, (ii) the issuance of NTC shares, options, warrants or convertible securities (other than the options and shares issuable thereunder pursuant to the Plans described in Section IV), (iii) the selection of a successor to Jacobs if he is no longer serving in any senior executive capacity or as a director of NTC, and (iv) the terms of the Public Offering referenced in Section II. Notwithstanding the immediately preceding sentence, in the event of a vacancy created by the death, resignation or removal, with or without cause, of Jacobs or Ballah (the "NTC Management Directors") ICNT will vote its shares for the individual nominated by the remaining NTC Management Director.

               6. Until the four Independent Directors referenced in Paragraph 1 are added to the NTC Board, ICNT will vote its shares for the NTC Management Directors, including any replacement thereof or addition thereto pursuant to Paragraph 5 above, and a representative of ICNT as members of the Board of Directors of NTC. Thereafter and until such time that Jacobs is no longer a member of the NTC board by reason of his death, resignation or removal, with or without cause, ICNT will vote its shares for the management slate of nominees for NTC's Board of Directors.

               7. In addition to the regular board of directors positions, a key independent representative may be nominated and elected to the board of directors on a rotating basis (a "Rotating Director"), such that the same person cannot serve consecutive terms.


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January 28, 1997
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VI.  FLOW OF CASH BETWEEN NTC AND INCOMNET

     A. NTC and ICNT acknowledge and agree that NTC has advanced $1,000,000 to ICNT prior to October 14, 1996. Assuming that NTC has excess cash available to it, NTC will advance to ICNT at periodic intervals and for specific identifiable corporate purposes approved by NTC (together with the prior $1,000,000 in advances, the "Advances") up to $100,000 per month between November 1, 1996 and the date of the Public Offering under Section II. Any Advances in excess of $2,200,000 (including the Advances made prior to October 14, 1996) shall be evidenced by demand notes, bear interest at the prime rate as set forth in THE WALL STREET JOURNAL plus 2%, and shall be fully collateralized with shares of NTC stock owned by ICNT which shares shall be valued at Five (5) Dollars per share for purposes of determining the number of shares required to collateralize the Advances referenced above. NTC shall provide ICNT with no less than thirty
(30) days notice to pay off any or all such Advances before demanding payment, and no payment shall be due prior to the date of the Public Offering under
Section II. ICNT shall have the option of paying off the Advances in cash or with the shares of NTC stock used to secure the Advances to ICNT. Excess cash means any cash available to NTC after taking into account all current and projected obligations. Such projected obligations includes anticipated capital expenditures required to achieve the revenue and earnings levels needed to meet the contingencies for all the Plans. Notwithstanding anything herein to the contrary, a total of $2,200,000 has been or will be advanced to ICNT by NTC no later than December 31, 1997.

     B. ICNT shall have no obligation to repay $2,200,000 of Advances referenced in Section VI.A. Any Advances in excess of $2,200,000 will be repaid by ICNT in accordance with Section VI.A.

     C. All costs and expenses incurred or paid by NTC, on behalf of itself and/or ICNT, in connection with the Spin-Off and the Public Offering under
Section II, including but not limited to, all legal fees and expenses, registration and filing fees, investment banking and similar fees, accounting fees and expenses and printing (the "Expenses") shall be considered Advances for purposes of Section VI.A. only with respect to Advances in excess of $2,200,000.

     D. ICNT and NTC agree that the accounting and tax treatment of the Advances will be as follows: (i) up to $2,200,000 of the Advances will be treated as a return of ICNT's previously invested capital in NTC rather than as a loan and
(ii) any Advances in excess of $2,200,000, including the Expenses in Section VI.C., will be treated as an intercompany loan to ICNT by NTC, to be repaid in accordance with Section VI.A. Any charge to earnings or taxable income associated with any of the Advances will be incurred by ICNT, not NTC.

VII. MISCELLANEOUS

     Any and all assets relating to NTC, owned, controlled, possessed, held or applied for by ICNT shall be assigned to NTC, free and clear of all liens, restrictions, leases, security interests,


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Mr. Melvyn Reznick
January 28, 1997
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claims, charges or encumbrances whatsoever, on or before December 31, 1996.
Such assets shall include, without limitation, all intellectual property including without limitation any and all inventions, trademarks, trade names, copyrights, applications therefor, patents thereon, registrations thereof and licenses thereof, royalty rights, any and all goodwill associated with the NTC business or represented by such assets, trade secrets, and confidential information, know-how, and all similar property of any nature, tangible or intangible.

VIII. APPROVALS

      Upon the execution of this letter by ICNT, the same will be submitted for approval by ICNT's and NTC's Boards of Directors, in the forms attached hereto as Exhibits 1 and 2, within seven (7) days after such execution by ICNT. If such Board approvals have not been obtained within such seven (7) day period, this Letter Agreement may, at the option of either NTC or ICNT, be terminated. Following such approvals, documentation of the transactions contemplated hereby will be drafted under the direction of NTC's Board of Directors and will be subject to further approval by ICNT only if the terms thereof are inconsistent with the provisions of this Letter Agreement.

IX.   FURTHER ASSURANCES

      Each party agrees to take such further action as may be necessary or desirable to implement the terms of this Letter Agreement.

X.    ASSIGNMENT; SUCCESSORS AND ASSIGNS

      This Letter Agreement may not be assigned by either party without the prior written consent of the other party hereto and shall inure to the benefit of and be binding upon the parties hereto and their respective affiliates, successors and assigns.




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Mr. Melvyn Reznick
January 28, 1997
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     If the foregoing accurately expresses our agreement, please so indicate by signing and returning to the undersigned one copy of this Letter Agreement.

                                   Very truly yours,

                                   NATIONAL TELEPHONE &
                                        COMMUNICATIONS, INC.



                                   By:   /s/ Edward R. Jacobs
                                       -----------------------------------------
                                        Edward R. Jacobs, President and
                                          Chief Executive Officer

AGREED AND ACCEPTED:


INCOMNET, INC.



By:  /s/ Melvyn Reznick
    ---------------------------------
    Melvyn Reznick, President
         and Chief Executive Officer

Dated:  1/28/97
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